                                                                  Exhibit 4(am)

                         PRUCO LIFE INSURANCE COMPANY
                       (A Prudential Financial Company)
                     [2999 NORTH 44/TH/ STREET, SUITE 250
                            PHOENIX, ARIZONA 85014]

       [HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR]
                              SCHEDULE SUPPLEMENT

ANNUITY NUMBER: [001-0001]

EFFECTIVE DATE: [Issue Date of the Rider]

DESIGNATED LIFE: [John Doe]                  DATE OF BIRTH: [February 21, 1945]

ROLL-UP RATE: [6.0% per year]

ANNUAL INCOME PERCENTAGE:

                                              Annual
                          [Attained Age of    Income
                          Designated Life   Percentage
                          ----------------  ----------
                          Less than 59 1/2.     4%
                          59 1/2 - 79......     5%
                          80 or more.......     6%]

MINIMUM GUARANTEE PAYMENT: [$100]

TARGET ANNIVERSARY DATE(S): [The 10/th/ Anniversary and the 20/th/ Anniversary of the Effective Date]

GUARANTEED BASE VALUE MULTIPLIER:

        [Target Anniversary                       Guaranteed Base Value
                Date                                   Multiplier
        -------------------                       ---------------------
        10/th/ Anniversary of the Effective Date.          200%
        20/th/ Anniversary of the Effective Date.          400%]

GUARANTEED MINIMUM DEATH BENEFIT MULTIPLIER: [300%]

PERIODIC VALUE CUT-OFF DATE: [Not Applicable]

TRANSFER ACCOUNT: [AST Investment Grade Bond Portfolio.] If this portfolio is discontinued, we will substitute a successor portfolio, if there is one. Otherwise, we will substitute a comparable portfolio. We will obtain any required regulatory approvals prior to substitution of the portfolio.

CHARGE FOR THE RIDER: An annual rate of [1.20%].

ACCOUNT VALUE "FLOOR": [The lesser of $[500] or [5]% of the sum of the Account Value on the Effective Date and any subsequent Adjusted Purchase Payments.]

WAITING PERIOD: [36 Months] from Effective Date

ELIMINATION PERIOD: [120 Days] from receipt of request for accelerated eligibility for increased guaranteed minimum payments

P-SCH-HD6-LIA(8/09)                       1

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       [HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR]
                        SCHEDULE SUPPLEMENT (Continued)

MULTIPLIER FOR LIA: [2]

LIA LIMITATION: [Not Applicable]

                         TRANSFER CALCULATION FORMULA

[The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

    o C\\u\\ the upper target is established on the Effective Date and is not changed for the life of the guarantee.
    o C\\us \\the secondary upper target is established on the Effective Date and is not changed for the life of the guarantee.
    o C\\t\\ the target is established on the Effective Date and is not changed for the life of the guarantee.
    o C\\l\\ the lower target is established on the Effective Date and is not changed for the life of the guarantee.
    o  L the target value as of the current Valuation Day.
    o  r the target ratio.
    o a the factors used in calculating the target value. These factors are established on the
      Effective Date and are not changed for the life of the guarantee.
    o  V\\V\\ the total value of all elected Sub-accounts in the Annuity.
    o  V\\F\\ the total value of all elected Fixed Rate Options in the Annuity
    o  B the total value of all Transfer Account allocations.
    o P the Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis equals the greatest of
       (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income*; and (2) the Protected Withdrawal Value on any Contract Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income*; and
       (3) any highest daily Account Value occurring on or after the later of the immediately preceding Contract Anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Adjusted Purchase Payments and adjusted for Withdrawals as described in the Rider.
    o  T the amount of a transfer into or out of the Transfer Account
    o  T\\M\\ the amount of a monthly transfer out of the Transfer Account

   *Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

Daily Target Value Calculation:
On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

    L  = 0.05 * P * a

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

       [HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR]
                        SCHEDULE SUPPLEMENT (Continued)

Daily Transfer Calculation:
The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

   Target Ratio r = (L - B) / (V\\V\\ + V\\F\\).
       . If on the third consecutive Valuation Day r > C\\u \\and r < C\\us\\ or if on any day r > C\\us\\ and transfers have not been suspended due to the 90% cap rule, assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

       . If r < C\\l\\, and there are currently assets in the Transfer Account (B > 0), assets in the Transfer Account are transferred to the elected Sub-accounts in accordance with the Transfer provisions of the Rider.

90% Cap Rule: If, on any Valuation Day this Rider remains in effect, a transfer occurs into the Transfer Account which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended, even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs due either to a Daily or Monthly Transfer Calculation. Due to the performance of the Transfer Account and the elected Sub-accounts, the Account Value could be more than 90% invested in the Transfer Account.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

       T = Min (MAX (0, (0.90 * (V\\V\\ + V\\F \\+ B)) - B), [L - B - (V\\V\\ +
       V\\F\\) * C\\t\\] / (1 - C\\t\\)) Money is transferred from the elected
                                                        Sub-accounts and Fixed
                                                        Rate Options to the
                                                        Transfer Account

       T = {Min (B, - [L - B -(V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}
                                                        Money is transferred
                                                        from the Transfer
                                                        Account to the
                                                        elected Sub-accounts

Monthly Transfer Calculation:

On each monthly anniversary of the Annuity Issue Date and following the Daily Transfer Calculation, the following formula determines if a transfer from the Transfer Account to the elected Sub-Accounts will occur:

If, after the Daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\* (V\\V\\+ V\\F\\) - L +
B)/(1--C\\u\\), then

T\\M\\ = {Min (B, .05 * (V\\V\\ + V\\F \\+ B))}   Money is transferred from
                                                        the Transfer Account to
                                                        the elected
                                                        Sub-accounts.]

P-SCH-HD6-LIA(8/09)                       3